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Exhibit 12.1

Statement regarding Computation of Ratio of Earnings for Fixed Charges

Pixelworks, Inc.
Ratio of Earnings to Fixed Charges
(in thousands)

	Three months 6/30/2004	Six months 6/30/2004	2003	2002	2001	2000	1999
Earnings before income taxes	$8,929	$19,088	$(1,437)	$(19,971)	$(42,559)	$(567)	$(4,884)
Plus Fixed Charges	409	410	11	74	—	38	110
Less Minority Interest	—	—	—	—	—	—	—
Less Preferred Dividend Requirements	—	—	—	—	—	—	—

Earnings available for fixed charges	$9,338	$19,498	$(1,426)	$(19,897)	$(42,559)	$(529)	$(4,774)
Fixed Charges	$409	$410	$11	$74	—	$38	$110
Ratio of earnings to fixed charges	22.83	47.56	—	—	N/A	—	—
  •
  Earnings were insufficient to cover fixed charges by $1,448, $20,045, $605 and $4,994 for the years ended December 31, 2003, 2002, 2000 and 1999, respectively. There were no fixed charges during the year ended December 31, 2001.

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  Exhibit 12.1
Statement regarding Computation of Ratio of Earnings for Fixed Charges